Exhibit (d)(10)

INVESTMENT ADVISORY AGREEMENT

This Investment Advisory Agreement (“Agreement”) is made this [__], 2020, by and between KFA Global Carbon Subsidiary, Ltd. (the “Fund”), a Cayman Islands exempted limited company and wholly-owned subsidiary of KFA Global Carbon ETF (“KRBN”), a series of KraneShares Trust (“Trust”), and Krane Funds Advisors, LLC, a Delaware limited liability company (the “Adviser”).

WHEREAS, the Adviser is engaged in the business of rendering investment management services and is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”);

WHEREAS, the Fund is an exempted limited company incorporated under the Companies Law (2018 Revision) of the Cayman Islands;

WHEREAS, the Fund desires to appoint the Adviser to serve as the investment adviser to the Fund; and

WHEREAS, the Adviser is willing to provide management and investment advisory services to the Fund on the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the mutual covenants and agreements set out in this Agreement, the Fund and the Adviser agree as follows:

1. General Provision.

The Fund hereby employs the Adviser and the Adviser hereby undertakes to act as the investment adviser of the Fund and to perform for the Fund such other duties and functions as are hereinafter set forth for the compensation herein provided. The Adviser shall, in all matters, give to the Fund and its board of directors (the “Board”) the benefit of its best judgment, effort, advice and recommendations and shall, at all times conform to, and use its best efforts to enable the Fund to conform to (i) applicable law, (ii) the memorandum and articles of association of the Fund, as amended from time to time, (iii) the policies and determinations of the Board, (iv) the investment policies and investment restrictions of KRBN; and (vi) the Prospectus and Statement of Additional Information (“SAI”) of KRBN in effect from time to time. The appropriate officers and employees of the Adviser shall be available upon reasonable notice for consultation with any of the Board members and officers of the Fund or Trust with respect to any matters dealing with the business and affairs of the Fund, including the valuation of the Fund’s portfolio assets for which market prices are unavailable or the Adviser believes the market prices are unreliable.

2. Services to be Provided by the Adviser.

(a) Management Services. The Adviser shall perform, or arrange for the performance of, the management and other related services necessary for the operation of the Fund. The Adviser shall provide the Fund with office space, facilities, equipment and necessary personnel and such other services as the Adviser, subject to review by the Board, from time to time shall determine to be necessary or useful to perform its obligations under this Agreement. The Adviser, also on behalf of the Fund, shall conduct relations with custodians, depositories, transfer agents, administrators, pricing agents, dividend disbursing agents, other shareholder servicing agents, accountants, attorneys, underwriters, brokers and dealers, corporate fiduciaries, insurers, banks, each as applicable, and such other persons in any such other capacity deemed to be necessary or desirable. The Adviser shall prepare or participate in the preparation of Board materials, registration statements, proxy statements and reports and other communications to shareholders or the Fund or KRBN. The Adviser generally shall monitor the Fund’s compliance with the investment policies and restrictions as set forth in any filings made by KRBN. The Adviser shall make reports to the Board of its performance of obligations hereunder and furnish advice and recommendations with respect to such other aspects of the business and affairs of the Fund as it shall determine to be desirable.

Notwithstanding the foregoing, the Adviser shall not be deemed to have assumed any duties with respect to, and shall not be responsible for, the distribution of the shares of the Fund, nor shall the Adviser be deemed under this Agreement to have assumed or have any responsibility with respect to functions specifically assumed by any administrator, transfer agent, fund accounting agent, custodian, shareholder servicing agent or other agent, in each case employed by the Fund to perform such functions.

(b) Investment Advisory Services. Subject to the supervision, direction and approval of the Board, the Adviser will conduct, or cause to be conducted, a continual program of investment, evaluation, sale, and reinvestment of the Fund’s assets. Subject to paragraph (c) below, the Adviser is authorized, in its sole discretion, to: (i) obtain and evaluate pertinent economic, financial, and other information affecting the Fund and its investment assets as such information relates to securities or other financial instruments that are purchased for or considered for purchase by the Fund; (ii) make investment decisions for the Fund; (iii) place purchase and sale orders for portfolio transactions on behalf of the Fund and manage otherwise uninvested cash assets of the Fund; (iv) arrange for the pricing of Fund securities; (v) execute account documentation, agreements, contracts and other documents as may be requested by brokers, dealers, counterparties and other persons in connection with the Adviser’s management of the assets of the Fund (in such respect, and only for this limited purpose, the Adviser will act as the Fund’s agent and attorney-in-fact); (vi) employ professional portfolio managers and securities analysts who provide research and other services to the Fund; and (vii) make decisions with respect to the use by the Fund of borrowing for leverage or other investment purposes as consistent with KRBN’s investment objective(s) and policies and applicable law. The Adviser will in general take such action as is appropriate to effectively manage the Fund’s investment practices.

The Adviser will manage, or cause to be managed, the investment and reinvestment of the assets of the Fund in a manner consistent with the investment objectives and policies as set forth in KRBN’s Prospectus and Statement of Additional Information. The Adviser also will manage, or cause to be managed, the investments of the Fund in a manner consistent with any and all applicable law and the Fund’s organizational documents. The Adviser agrees to perform its duties hereunder in compliance with the Adviser’s duties and obligations of Rule 206(4)-7 under the Advisers Act, including providing the officers of the Fund and/or the Board with such information, reports and certifications as they may reasonably request.

(c) Sub-advisers. In carrying out its responsibilities hereunder, the Adviser may, in its sole discretion to the extent permitted by applicable law, employ, retain or otherwise avail itself of the services of Climate Finance Partners, LLC or any other investment advisers (a “sub-adviser”) at the Adviser’s own cost and expense, including without limitation, affiliates of the Adviser, on such terms as the Adviser shall determine to be necessary, desirable or appropriate. Retention of one or more sub-advisers shall in no way reduce the responsibilities or obligations of the Adviser under this Agreement and the Adviser shall supervise and oversee the activities of any such sub-adviser and the Adviser shall be responsible for all acts and omissions of such sub-advisers in connection with the performance of the Adviser’s duties hereunder unless otherwise agreed by the parties.

(d) Proxy Voting. The Adviser will have authority and responsibility to vote proxies for the Fund’s securities. The Adviser shall carry out such responsibility in accordance with any instructions that the Board shall provide from time to time, and at all times in a manner consistent with applicable law and its fiduciary responsibilities to the Fund. The Adviser will vote proxies in the best interest of the Fund and may choose not to vote proxies where the cost of doing so, in the Adviser’s opinion, would exceed the expected benefits to the Fund. The Adviser shall provide periodic reports and keep records relating to proxy voting as the Board may reasonably request or as may be necessary for the Fund to comply with the applicable law. The Adviser’s authority to vote proxies for the Fund’s assets may be revoked or modified by the Board at any time. The Fund acknowledges and agrees that the Adviser may delegate its responsibility to vote proxies for the Fund to the Fund’s sub-adviser(s).

(e) Securities Lending Activities. The Adviser shall provide the following services with respect to any securities lending activities on behalf of the Fund to the extent that it engages in such activities: (i) assist the securities lending agent for the Fund (the “Agent”) to determine which securities are available for loan, (ii) monitor the Agent’s activities to ensure that securities loans are effected in accordance with the Adviser’s instructions and in accordance with applicable procedures and guidelines adopted by the Board, (iii) make recommendations to the Board regarding the Fund’s participation in securities lending; (iv) prepare appropriate periodic reports for, and seek appropriate periodic approvals from, the Board with respect to securities lending activities, (v) respond to Agent inquiries concerning Agent’s activities, and (vi) such other related duties as the Adviser deems necessary or appropriate.

3. Information and Reports.

(a) The Adviser will keep the Fund informed of developments relating to its duties as investment adviser of which the Adviser has, or should have, knowledge that would materially affect the Fund. In this regard, the Adviser will provide the Fund and its officers with such periodic reports concerning the obligations the Adviser has assumed under this Agreement as the Fund may from time to time reasonably request.

(b) The Adviser will provide the Fund with any information reasonably requested regarding its management required for any shareholder report, registration statement, or supplement to be filed by KRBN. The Adviser will promptly inform the Fund if any information therein to the Adviser’s knowledge is (or will become) inaccurate or incomplete.

4. Portfolio Transactions and Brokerage.

(a) Placement of Orders. The Adviser will take, or cause to be taken, all actions that it considers necessary to implement the investment policies of the Fund and KRBN, and, in particular, to place all orders for the purchase or sale of securities or other investments for the Fund with brokers or dealers that the Adviser, in its sole discretion, selects. To that end, the Adviser is authorized as the Fund’s agent to give instructions to the Fund’s custodian as to deliveries of securities or other investments and payments of cash for the Fund account. In connection with the selection of brokers or dealers and the placement of purchase and sale orders, the Adviser is subject to the supervision of the Board and is directed at all times to seek to obtain best execution and price within any policy guidelines determined by the Board and set out in KRBN’s current Prospectus or SAI, subject to this Section 4.

The Adviser (or any sub-adviser under the Adviser’s supervision) shall have authority for and in the name of the Fund, to open, maintain and close accounts, including futures, margin and custodial accounts, with brokers, including brokers affiliated with the Adviser, which power shall include authority to issue all instructions and authorizations to brokers regarding the securities, financial instruments and/or money therein; to pay, or authorize the payment and reimbursement of, commissions that may be in excess of the lowest rates available that are paid to brokers who execute transactions for the account of the Fund and who supply, or pay for (or rebate a portion of the Fund’s brokerage commissions to the Fund for payment of) the cost of, brokerage, research or execution services utilized by the Fund, the Adviser and its affiliates, members, partners, officers and employees (collectively, excluding the Adviser, “Affiliates”); provided that the Fund does not pay a rate of commissions in excess of what is competitively available from comparable brokerage firms for comparable services, taking into account various factors, including commission rates, reliability, financial responsibility, strength of the broker and ability of the broker to efficiently execute transactions, the broker’s facilities, and the broker’s provision or payment of the costs of research and other services or property that are of benefit to the Fund, the Adviser and Affiliates.

The Adviser (or any sub-adviser under the Adviser’s supervision) shall have authority for and in the name of the Fund, to acquire a long position or a short position with respect to any security or financial instrument and to make purchases or sales increasing, decreasing or liquidating such position or changing from a long position to a short position or from a short position to a long position, without any limitation as to the frequency of the fluctuation in such position or as to the frequency of the changes in the nature of such positions.

The Adviser (or any sub-adviser under the Adviser’s supervision) shall have authority for and in the name of the Fund, to open, maintain and close accounts, including custodial accounts, with banks, including banks located outside the United States, the draw checks or other orders for the payment of monies as authorized by the Board.

(b) Selection of Brokers and Dealers. To the extent permitted by the policy guidelines set out in KRBN’s current Prospectus or SAI, in connection with the selection of brokers and dealers to execute portfolio transactions for the Fund, the Adviser is authorized to consider not only the available prices and rates of brokerage commissions, but also other relevant factors, which may include, without limitation: the execution capabilities of the brokers and dealers; the research, custody, and other services provided by the brokers and dealers that the Adviser believes will enhance its general portfolio management capabilities; the size of the transaction; the difficulty of execution; the operational facilities of these brokers and dealers; the risk to a broker or dealer of positioning a block of securities; and the overall quality of brokerage and research services provided by the brokers and dealers. In connection with the foregoing, the Adviser is specifically authorized to pay those brokers and dealers who provide brokerage and research services to the Adviser a higher commission than that charged by other brokers and dealers if the Adviser determines in good faith that the amount of the commission is reasonable in relation to the value of the services in terms of either the particular transaction or in terms of the Adviser’s overall responsibilities with respect to the Fund and to any other client accounts or portfolios that the Adviser advises. The execution of such transactions will not be considered to represent an unlawful breach of any duty created by this Agreement or otherwise.

(c) Soft Dollar Arrangements. If requested, the Adviser will identify and provide a written description to the Board of all “soft dollar” arrangements that the Adviser maintains with respect to the Fund or with brokers or dealers that execute transactions for the Fund, if any, and of all research and other services provided to the Adviser by a broker or dealer (whether prepared by such broker or dealer or by a third party), if any, as a result, in whole or in part, of the direction of Fund transactions to the broker or dealer.

(d) Aggregated Transactions. On occasions when the Adviser deems the purchase or sale of a security or other financial instrument to be in the best interest of the Fund, as well as other clients, the Adviser is authorized, but not required, to aggregate purchase and sale orders for securities or other financial instruments held (or to be held) by the Fund with similar orders being made on the same day for other client accounts or portfolios that the Adviser manages. When an order is so aggregated, the Adviser may allocate the recommendations or transactions among all accounts and portfolios for whom the recommendation is made or transaction is effected on a basis that the Adviser reasonably considers equitable and consistent with its fiduciary obligations to the Fund and its other clients. The Adviser and the Fund recognize that in some cases this procedure may adversely affect the size of the position obtainable for the Fund.

(e) Affiliated Transactions. An affiliate of the Adviser may act as broker or agent in connection with the purchase or sale of securities or other investments for the Fund, subject to: (i) the requirement that the Adviser seek to obtain best execution and price within the policy guidelines determined by the Board and set out in KRBN’s current Prospectus or SAI; and (ii) applicable law. The Fund agrees that any entity or person associated with the Adviser or a sub-adviser that is a member of a national securities exchange is authorized to effect any transaction on such exchange for the account of the Fund that is permitted by Section 11(a) of the Securities Exchange Act of 1934, as amended, and the Fund consents to the retention of compensation for such transactions.

The Adviser (or any subadviser under the Adviser’s supervision) shall have authority for and in the name of the Fund, to cause the Fund to engage in agency, agency cross and principal transactions with affiliates to the extent permitted by applicable law.

5. Records.

(a) Maintenance of Records. The Adviser hereby undertakes and agrees to maintain for the Fund all records relating to the Fund’s investments that are required to be maintained by applicable law with respect to the Adviser’s responsibilities under this Agreement (the “Fund’s Books and Records”).

(b) Ownership of Records. The Adviser agrees that the Fund’s Books and Records are the Fund’s property and further agrees to surrender them promptly to the Fund upon the request of the Fund; provided, however, that the Adviser may retain copies of the Fund’s Books and Records at its own cost. The Fund’s Books and Records will be made available, as soon as reasonably practicable, following any written request, to the Fund’s accountants or auditors during regular business hours at the Adviser’s offices. The Fund or its authorized representatives will have the right to copy any records in the Adviser’s possession that pertain to the Fund. These books, records, information, or reports will be made available to properly authorized government representatives consistent with applicable law. In the event of the termination of this Agreement, the Fund’s Books and Records will be returned to the Fund. The Adviser agrees that the policies and procedures it has established for managing the Fund, including, but not limited to, all policies and procedures designed to ensure compliance with applicable law and management and operation of the Fund, will be made available promptly for inspection by the Fund or its authorized representatives upon reasonable written request.

6. Compensation.

(a) In addition to the compensation set forth in paragraph (c) below, for the services to be provided by the Adviser hereunder with respect to the Fund, the Fund shall pay to the Adviser an annual investment advisory fee equal to the amount set forth on Schedule A attached hereto of the average daily value of the Fund’s net assets. Schedule A shall be amended from time to time to reflect any change in the advisory fees payable with respect to the Fund. All fees payable hereunder shall be accrued daily and paid as soon as practicable after the last day of each calendar month. In case of commencement or termination of this Agreement during any calendar month, the fee for that month shall be reduced proportionately based upon the number of calendar days during which it is in effect, and the fee shall be computed upon the average daily net assets of the Fund for the days during which it is in effect.

(b) For the purpose of determining fees payable to the Adviser under the preceding paragraph, the value of the Fund’s net assets will be computed at the times and in the manner specified in KRBN’s pricing and valuation procedures, as amended from time to time, and on days on which the net assets are not so determined, the net asset value computation to be used will be as determined on the immediately preceding day on which the net assets were determined.

(c) In addition to the compensation set forth in paragraph (a) above, for the services provided by the Adviser under Section 2(e) with respect to the Fund, the Adviser shall receive the compensation set forth in Schedule B.

7. Expenses.

(a) The Adviser. Except as otherwise provided in Section 7(b) of this Agreement, the Adviser agrees to pay all expenses incurred by the Fund.

(b) The Fund. The Fund, agrees to pay all of the following expenses incurred by the Fund: (i) interest and taxes (including, but not limited to, income, excise, transaction, transfer and withholding taxes); (ii) expenses of the Fund incurred with respect to the acquisition and disposition of portfolio securities and the execution of portfolio transactions, including brokerage commissions and short sale dividend or interest expense; (iii) expenses incurred in connection with any distribution plan adopted by the Fund, including distribution fees; (iv) Acquired Fund Fees and Expenses (as defined under Form N-1A under the United States of America’s Investment Company Act of 1940, as amended (“1940 Act”); (v) litigation expenses; (vi) the compensation payable to the Adviser under this Agreement; (vii) compensation and expenses of the Board members who are not officers, directors or employees of the Adviser, a subadviser or any of their affiliates (including their counsel fees); and (viii) any expenses determined to be extraordinary expenses by the Board. For the avoidance of doubt, any fees and expenses incurred by the Fund in connection with the lending of its portfolio securities shall be treated as reducing the gross revenues or income receivable from such arrangements and shall not be treated as a fee or expense for which the Adviser is responsible.

8. Liability of Adviser.

Neither the Adviser nor its directors, officers, employees, agents or controlling persons or assigns shall be liable for any error of judgment or mistake of law, or for any loss suffered by the Fund or its shareholders arising out of any investment or for any act or omission in connection with the matters to which this Agreement relates; provided, however, that no provision of this Agreement shall be deemed to protect the Adviser against any liability to the Fund to which it might otherwise be subject by reason of any willful misfeasance, bad faith or gross negligence in the performance of its duties or the reckless disregard of its obligations and duties under this Agreement.

9. Term of Agreement; Termination of Agreement; Amendment of Agreement

(a) Term. This Agreement, unless sooner terminated as provided herein, shall become effective with respect to the Fund upon its execution and continue for two years after its initial effectiveness and thereafter for periods of one year for so long as such continuance thereafter is specifically approved at least annually by the Board or by vote of a majority of the outstanding voting securities of the Fund; provided, however, that if the shareholders of the Fund fail to approve the Agreement as provided herein, the Adviser may continue to serve hereunder in the manner and to the extent permitted by applicable law.

(b) Termination. This Agreement may be terminated, without penalty (i) by the Board, by the Trust’s Board, by vote of holders of a majority of the outstanding shares of the Fund upon sixty (60) days’ written notice to the Adviser, and (ii) by the Adviser upon sixty (60) days’ written notice to the Fund (which notice may be waived by the Fund). This Agreement will terminate automatically in the event of its assignment.

(с) Amendment. This Agreement may be amended by the parties only if the amendment is specifically approved in accordance with applicable law.

10. Disclaimer of Liability.

The obligations of the Fund under this Agreement are not binding upon any of the Board members, officers, employees, agents or shareholders of the Fund, but bind only the property of the Fund. The Adviser agrees to look solely to the assets of the Fund for the satisfaction of any liability in respect of the Fund under this Agreement and will not seek recourse against such Board members, officers, employees, agents or shareholders, or any of them, or any of their personal assets for such transaction.

11. Other Activities.

Nothing in this Agreement shall be construed to prohibit or otherwise limit the Adviser or any of its affiliates from engaging in any other business or to devote his time and attention in part to the management or other aspects of any other business, whether of a similar nature or a dissimilar nature, including the provision of investment advisory and management services, to any other fund, firm, individual or association.

12. Interpretation.

Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act will be resolved by reference to such term or provision of the 1940 Act and to interpretations thereof, if any, by the United States courts or, in the absence of any controlling decision of any such court, by rules, regulations or orders of the SEC validly issued pursuant to the 1940 Act. Specifically, the terms “vote of a majority of the outstanding voting securities,” “interested persons,” “assignment,” and “affiliated persons,” as used herein will have the meanings assigned to them by Section 2(a) of the 1940 Act. In addition, where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is relaxed by a rule, regulation or order of the SEC, whether of special or of general application, such provision will be deemed to incorporate the effect of such rule, regulation or order.

13. Entire Agreement; Severability.

This Agreement embodies the entire agreement and understanding between the parties hereto, and supersedes all prior agreements and understandings relating to the subject matter hereof. Should any part of this Agreement be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding on and shall inure to the benefit of the parties hereto and their respective successors.

14. Use of the “KraneShares” Name.

The Fund may, but is not required to use, the name or identifying word “KraneShares” in the name of the Fund. Such consent is conditioned upon the employment of the Adviser or an affiliate as the investment adviser to the Fund. The name or identifying word “KraneShares” may be used from time to time in other connections and for other purposes by the Adviser and any of its affiliates. The Adviser may require the Fund to cease using “KraneShares” in the name of the Fund if the Fund ceases to employ, for any reason, the Adviser, any successor thereto or any affiliate thereof as investment adviser of the Fund.

15. Governing Law.

This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of the State of Delaware, without reference to the conflict of laws provisions thereof.

16. Counterparts.

This Agreement may be executed in one or more counterparts, each of which will be deemed an original, and all of such counterparts together will constitute one and the same instrument.

[signature page to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers thereunto duly authorized.

KFA GLOBAL CARBON SUBSIDIARY, LTD.

By:

Name:

Title:

KRANE FUNDS ADVISORS, LLC

By:

Name:

Title:

Schedule A

Dated [___], 2020
to the
Investment Advisory Agreement dated [____], 2020
by and between KFA Global Carbon Subsidiary, Ltd. and Krane Funds Advisors, LLC

Advisory Fee
KFA Global Carbon Subsidiary, Ltd.	0.00%

A-1

Schedule B

Dated [_____], 2020
to the
Investment Advisory Agreement dated [____], 2020
by and between KFA Global Carbon Subsidiary, Ltd. and Krane Funds Advisors, LLC

Securities Lending Fees

As compensation for services provided by the Adviser in connection with any securities lending-related activities of the Fund, the Fund shall pay to the Adviser, 10% of the monthly investment income received from the investment of cash collateral and loan fees received from borrowers in respect of securities loans (net of any amounts paid to the custodian and/or securities lending agent or rebated to borrowers).

B-1